Exhibit 10.4

AMENDED AND RESTATED MANAGEMENT AGREEMENT

This Amended and Restated Management Agreement (this “Agreement”) is entered into as of February 6, 2012, by and between Fair Isaac Corporation, a Delaware corporation (the “Company”), and [                    ] (“Executive”).

WHEREAS, Executive is currently employed by the Company and it is in the best interests of the Company and its shareholders to continue to obtain the benefits of Executive’s services and attention to the affairs of the Company, pursuant to an employment agreement of even date herewith (the “Employment Agreement”); and

WHEREAS, the Company and Executive are parties to an Amended and Restated Management Agreement dated [                    ], which the parties desire to amend and restate in its entirety as set forth in this Agreement; and

WHEREAS, Executive is a key member of the management of the Company and has heretofore devoted substantial skill and effort to the affairs of the Company; and

WHEREAS, it is desirable and in the best interests of the Company and its shareholders to provide inducement for Executive (A) to remain in the service of the Company in the event of any proposed or anticipated change in control of the Company and (B) to remain in the service of the Company in order to facilitate an orderly transition in the event of a change in control of the Company, without regard to the effect such change in control may have on Executive’s employment with the Company; and

WHEREAS, it is desirable and in the best interests of the Company and its shareholders that Executive be in a position to make judgments and advise the Company with respect to proposed changes in control of the Company; and

WHEREAS, the Executive desires to be protected in the event of certain changes in control of the Company; and

WHEREAS, for the reasons set forth above, the Company and Executive desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Company and Executive agree as follows:

1.     Events. No amounts or benefits shall be payable or provided for pursuant to this Agreement unless an Event shall occur during the Term of this Agreement.

(a) For purposes of this Agreement, an “Event” shall be deemed to have occurred if any of the following occur:

(i)	Any “person” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, or any successor statute thereto (the “Exchange Act”)) acquires or becomes a “beneficial owner” (as defined in Rule 13d-3 or any successor rule under the Exchange Act), directly or indirectly, in one or a series of related transactions, of securities of the Company representing 30% or more of the combined voting power of the Company’s securities entitled to vote generally in the election of directors (“Voting Securities”) then outstanding or 30% or more of the shares of common stock of the Company (“Common Stock”) outstanding, provided, however, that the following shall not constitute an Event pursuant to this Section 1(a)(i):

(A)	any acquisition or beneficial ownership by the Company or a subsidiary of the Company;

(B)	any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries;

(C)	any acquisition or beneficial ownership by any corporation (including without limitation an acquisition in a transaction of the nature described in Section 1(a)(iii)) with respect to which, immediately following such acquisition, more than 70%, respectively, of (x) the combined voting power of the Company’s then outstanding Voting Securities and (y) the Common Stock is then beneficially owned, directly or indirectly, by all or substantially all of the persons who beneficially owned Voting Securities and Common Stock, respectively, of the Company immediately prior to such acquisition in substantially the same proportions as their ownership of such Voting Securities and Common Stock, as the case may be, immediately prior to such acquisition; or

(D)	any acquisition of Voting Securities or Common Stock directly from the Company; or

(ii)

Continuing Directors shall not constitute a majority of the members of the Board of Directors of the Company. For purposes of this Section 1(a)(ii), “Continuing Directors” shall mean: (A) individuals who, on the date hereof, are directors of the Company, (B) individuals elected as directors of the Company subsequent to the date hereof for whose election proxies shall have been solicited by the Board of Directors of the Company or (C) any individual elected or appointed by the Board of Directors of the Company to fill vacancies on the Board of Directors of the Company caused by death or resignation (but not by removal) or to fill newly-created directorships, provided that a “Continuing Director” shall not include an individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the threatened election or removal of directors (or other actual or threatened solicitation of proxies or consents) by or on behalf of any person other than the Board of Directors of the Company; or

(iii)	Consummation of a reorganization, merger or consolidation of the Company or a statutory exchange of outstanding Voting Securities of the Company (other than a merger or consolidation with a subsidiary of the Company), unless immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and Common Stock immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 70% of, respectively, (x) the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger, consolidation or exchange and (y) the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of the Voting Securities and Common Stock, as the case may be; or

(iv)

(x) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or (y) the sale or other disposition of all or substantially all of the assets of the Company (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 70% of, respectively, (1) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (2) the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of the Voting Securities and Common Stock immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Voting Securities and Common Stock, as the case may be; or

(v)	A majority of the members of the Board of Directors of the Company shall have declared that an Event has occurred or, if a majority of the members of the Board of Directors has previously declared that an Event will occur upon satisfaction of specified conditions, such specified conditions have been satisfied.

Notwithstanding anything stated in this Section 1(a), an Event shall not be deemed to occur with respect to Executive if (x) the acquisition or beneficial ownership of the 30% or greater interest referred to in Section 1(a)(i) is by Executive or by a group, acting in concert, that includes Executive or (y) a majority of the then combined voting power of the then outstanding voting securities (or voting equity interests) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of the Company shall, immediately after a reorganization, merger, exchange, consolidation or disposition of assets referred to in Section 1(a)(iii) or 1(a)(iv), be beneficially owned, directly or indirectly, by Executive or by a group, acting in concert, that includes Executive.

(b) For purposes of this Agreement, a “subsidiary” of the Company shall mean any entity of which securities or other ownership interests having general voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

2.     Payments and Benefits. If any Event shall occur during the Term of this Agreement and the employment of Executive with the Company is voluntarily or involuntarily terminated under circumstances specified in Section 2(a), then Executive shall be entitled to receive from the Company or its successor (which term as used herein shall include any person acquiring all or substantially all of the assets of the Company) a cash payment and other benefits on the following basis:

(a) If at any time within 60 days before, or at any time upon or after the occurrence of, the first Event to occur (the “First Event”) and prior to the end of the Transition Period, the employment of Executive with the Company is voluntarily or involuntarily terminated for any reason (unless such termination is a voluntary termination by Executive other than for Good Reason, is on account of the death or Disability of the Executive or is a termination by the Company for Cause), subject to the limitations set forth in Sections 2(d) and 2(e), Executive shall be entitled to the following:

(i)	The Company shall pay Executive’s full base salary through the Termination Date at the rate then in effect in accordance with the normal payroll practices of the Company and reimburse Executive for Executive’s business expenses incurred through the Termination Date, subject to the Company’s normal business expense and travel policies and procedures.

(ii)

The Company or its successor shall make a cash payment to Executive in an amount equal to one (1) times the sum of (A) the annual base salary of Executive in effect immediately prior to the First Event plus (B) the cash bonus or cash incentive compensation received by the Executive from the Company for the fiscal year preceding the First Event. If the employment of Executive with the Company is voluntarily or involuntarily terminated under circumstances specified in Section 2(a) and the Termination Date is on or before December 31, 2012, and the First Event occurs either before such Termination Date or within 60 days after such Termination Date, then any amount payable under this Section 2(a)(ii) will be paid to Executive in a lump sum on the first regular payroll date of the Company or its successor to occur after the first day of the seventh month following the Termination Date. If the employment of Executive with the Company is voluntarily or involuntarily terminated under circumstances specified in Section 2(a) and the Termination Date is on or after January 1, 2013, and the First Event occurs either before such Termination Date (provided the Termination Date occurs prior to the end of the Transition Period) or within 60 days after such Termination Date, then any amount payable under this Section 2(a)(ii) will be paid to Executive in a lump sum on the 70th day following the Termination Date.

(iii)

For a 12-month period after the Termination Date, the Company shall allow Executive (and Executive’s eligible dependents) to participate in any group health and group life insurance plan or program in which the Executive (and Executive’s eligible dependents) was entitled to participate immediately prior to the First Event as if Executive were an employee of the Company during such 12-month period; provided, however, that in the event that Executive’s (or Executive’s eligible dependents) participation in any such health or life insurance plan or program of the Company is barred, the Company, at its sole cost and expense, shall arrange to provide Executive (or Executive’s eligible dependents, as the case may be) with benefits substantially similar to those which Executive (or Executive’s eligible dependents, as the case may be) would be entitled to receive under such plan or program if Executive (or such dependents) were not barred from participation. Benefits otherwise receivable by Executive pursuant to this Section 2(a)(iii) shall be reduced to the extent comparable benefits are received by Executive from another employer or other third party during such 12-month period, and Executive shall promptly report receipt of any such benefits to the Company. To the extent necessary in order for Executive to avoid being subject to tax under section 105(h) of the Code on any payment or reimbursement of medical or dental expenses made to Executive or for Executive’s benefit pursuant to this Section 2(a)(iii), the Company shall impute as taxable income to the Executive an amount equal to that portion of the full actuarial cost of the health care benefit coverages provided to Executive and Executive’s eligible dependents under this Section 2(a)(iii) as exceeds the portion of such cost that is paid for by Executive.

(iv)	As of the Termination Date or as of the First Event if the Termination Date precedes the First Event, any outstanding and unvested stock options granted to Executive shall become fully vested and immediately exercisable by Executive (and shall remain exercisable for the applicable post-termination exercise periods specified in the applicable stock option agreements); any unvested restricted stock units granted to Executive shall be accelerated and shares of Company stock shall be issued to Executive or cash shall be paid to Executive, as specified in the applicable restricted stock unit agreement as soon as practicable following the vesting date; any restricted stock awarded to Executive and subject to forfeiture shall be fully vested and shall no longer be subject to forfeiture; and any performance share units (“PSUs”) that are earned but unvested shall become fully vested and any outstanding PSUs whose applicable performance period includes the Termination Date shall be deemed to be earned at target and vested as of the Termination Date or as of the First Event if the Termination Date precedes the First Event, with all vested PSUs delivered to Executive in stock as soon as practicable following the vesting date. In all events, settlement of all vested restricted stock units and PSUs shall occur within 15 days following the applicable vesting date.

(b) The Company shall also pay to Executive reimbursement for all legal fees and expenses incurred by Executive in Executive’s lifetime as a result of such termination and relating to claims not barred by the applicable statutes of limitations, including, but not limited to, all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement. The amount of expenses eligible for reimbursement hereunder during any given calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. Executive shall submit verification of expenses to the Company within 60 days from the date the expense was incurred, and the Company shall reimburse eligible expenses within 30 days thereafter, but in any case no later than the last day of the calendar year following the calendar year in which the expense was incurred. The right to reimbursement of legal fees and expenses hereunder may not be exchanged for cash or any other benefit.

(c) In addition to all other amounts payable to Executive under this Section 2, Executive shall be entitled to receive all benefits payable to Executive under any other plan or agreement relating to retirement benefits, pursuant to the terms and conditions of such plan or agreement.

(d) Executive shall not be required to mitigate the amount of any payment or other benefit provided for in Section 2 by seeking other employment or otherwise, nor shall the amount of any payment or other benefit provided for in Section 2 be reduced by any compensation earned by Executive as the result of employment by another employer after the Termination Date or otherwise, except as specifically provided in Section 2(a)(iii) of this Agreement.

(e) Notwithstanding any other provision of this Agreement, the Company will not pay to Executive, and Executive will not be entitled to receive, any payment pursuant to Section 2(a)(ii) unless and until:

(i)	Within 45 days following Executive’s Termination Date, Executive executes, and there shall be effective following any statutory period for revocation or rescission (which shall not exceed 15 days), a release that irrevocably and unconditionally releases the Company, any company acquiring the Company or its assets and their past and current shareholders, directors, officers, employees and agents from and against any and all claims, liabilities, obligations, covenants, rights and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated (provided that with respect to any individual or agent, such release shall be limited to their official relationship with the Company or any successor); provided, however, that the release shall not adversely affect Executive’s rights to receive benefits to which Executive is entitled under this Agreement or, if applicable, the Employment Agreement, or pursuant to any employee benefit plan or arrangement, or Executive’s rights to indemnification under applicable law, the Indemnification Agreement (as defined in the Employment Agreement), the charter documents of the Company (or any successor), any insurance policy maintained by the Company (or any successor) or any written agreement between the Company (or any successor) and Executive; and

(ii)	Executive executes an agreement prohibiting Executive for a period of one (1) year following the Termination Date from soliciting, recruiting or inducing, or attempting to solicit, recruit or induce, any employee of the Company or of any company acquiring the Company or its assets to terminate the employee’s employment, which Executive has satisfied by executing a Proprietary Inventions and Information Agreement on the same date Executive signed this Agreement

(f) The obligations of the Company under this Section 2 and the provisions of Section 3 shall survive the expiration of the Term of this Agreement.

3.     Certain Reduction of Payments by the Company.

(a) Notwithstanding anything contained herein to the contrary, prior to the payment of any amounts pursuant to Section 2(a) hereof, an independent national accounting firm designated by the Company (the “Accounting Firm”) shall compute whether there would be any “excess parachute payments” payable to Executive, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), taking into account the total “parachute payments,” within the meaning of Section 280G of the Code, payable to Executive by the Company or any successor thereto under this Agreement and any other plan, agreement or otherwise. If there would be any excess parachute payments, the Accounting Firm will compute the net after-tax proceeds to Executive, taking into account the excise tax imposed by Section 4999 of the Code, if (i) the payments hereunder were reduced, but not below zero, such that the total parachute payments payable to Executive would not exceed three (3) times the “base amount” as defined in Section 280G of the Code, less One Dollar ($1.00), or (ii) the payments hereunder were not reduced. If reducing the payments hereunder would result in a greater after-tax amount to Executive, such lesser amount shall be paid to Executive. If not reducing the payments hereunder would result in a greater after-tax amount to Executive, such payments shall not be reduced. The determination by the Accounting Firm shall be binding upon the Company and Executive subject to the application of Section 3(b) hereof. Notwithstanding any provision to the contrary in this Agreement or in any other applicable agreement or plan, any reduction in payments required under this Section 3(a) (the “Required Reduction”) shall be implemented as follows: first, by reducing any cash severance payments to be made to Executive, including, but without limitation, the payments to be made to Executive under Section 2(a)(ii) above; second; by cancelling any outstanding PSU awards, the performance goals for which have not been met prior to the Termination Date or if later the date of the occurrence of the First Event; third, by cancelling the acceleration of vesting of (i) any of Executive’s outstanding outstanding PSU awards the performance goals for which were met as of the Termination Date or if later the date of the occurrence of the First Event, and (ii) any of Executive’s outstanding restricted stock unit and restricted stock awards, including, without limitation, the acceleration of vesting of any such awards pursuant to Section 2(a)(iv) above; fourth, by eliminating the Company’s payment of the cost of any post-termination continuation of medical or dental benefits for Executive and Executive’s dependents; and fifth, by cancelling the acceleration of vesting of any of Executive’s outstanding stock options, including, without limitation, the acceleration of vesting of any of such options pursuant to Section 2(a)(iv) above). In the case of the reductions to be made pursuant to each of the above- mentioned clauses, the payment amounts to be reduced, and the acceleration of vesting to be cancelled, shall be reduced or cancelled in the inverse order of their originally scheduled dates of payment or vesting, as applicable, and shall be so reduced (x) only to the extent that the payment otherwise to be made, or the vesting of the award that otherwise would be accelerated, would be treated as a “parachute payment” within the meaning section 280G(b)(2)(A) of the Code, and (y) only to the extent necessary to achieve the Required Reduction.

(b) All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Company and the Company shall pay such fees, costs, and expenses as they become due. In performing the computations required hereunder, the Accounting Firm shall assume that taxes will be paid for state and federal purposes at the highest possible marginal tax rates which could be applicable to Executive in the year of receipt of the payments, unless Executive agrees otherwise.

4.     Definition of Certain Additional Terms.

(a) “Cause” shall mean, and be limited to, (i) willful and gross neglect of duties by the Executive or (ii) an act or acts committed by the Executive constituting a felony and substantially detrimental to the Company or its reputation.

(b) “Disability” shall mean Executive’s absence from Executive’s duties with the Company on a full time basis for 180 consecutive business days, as a result of Executive’s incapacity due to physical or mental illness, unless within 30 days after written notice of intent to terminate is given by the Company following such absence Executive shall have returned to the full time performance of Executive’s duties.

(c) “Good Reason” shall mean if, without Executive’s express written consent, any of the following shall occur:

(i)	a material reduction by the Company or any successor of Executive’s authority, duties, or responsibilities, including: (A) a material reduction in Executive’s budget authority, or (B) a material reduction in the authority, duties, or responsibilities of the person to whom Executive reports, but excluding any isolated, insubstantial, or inadvertent action not taken in bad faith and which is remedied by the Company or any successor within five (5) days after receipt of notice thereof from Executive;

(ii)	a material reduction by the Company or any successor in Executive’s annual base salary or target incentive in effect immediately prior to the First Event;

(iii)	the taking of any action by the Company or any successor that would result in a material reduction of the aggregate benefits enjoyed by Executive under the Company’s pension, life insurance, medical, health and accident, disability, deferred compensation, incentive awards, employee stock options, restricted stock or stock unit awards, performance share unit awards, or savings plans in which Executive was participating at the time of the First Event;

(iv)	the Company requiring Executive to relocate to any place other than a location within fifty miles of the location at which Executive performed Executive’s primary duties immediately prior to the First Event or, if Executive is based at the Company’s principal executive offices, the relocation of the Company’s principal executive offices to a location more than fifty miles from its location immediately prior to the First Event, except for required travel on the Company’s business to an extent substantially consistent with Executive’s prior business travel obligations; or

(v)	the failure of the Company to obtain agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5(b), unless this Agreement is otherwise assumed by any successor by operation of law.

A termination for Good Reason shall not take effect unless the following provisions are satisfied. Executive shall notify the Company within 90 days after the later of the occurrence of the event giving rise to Good Reason or Executive learning of such event, specifying such act or acts, or such failure or failures to act. The Company shall have 30 days after such notice has been given to cure such conduct. If the Company fails to cure such condition, then Executive shall be entitled to resign for Good Reason, provided such resignation shall be no later than 180 days after the events giving rise to Executive’s right to so resign.

(d) As used herein, other than in Section 1(a) hereof, the term “person” shall mean an individual, partnership, corporation, estate, trust or other entity.

(e) “Termination Date” shall mean the date of termination of Executive’s employment, which in the case of termination for Disability shall be the 30th day after notice is given as required in Section 4(b); provided, however, that for purposes of Section 2(a)(ii) of this Agreement only, the Termination Date shall mean the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code and the regulations and all notices, rulings and other guidance issued by the IRS interpreting same (“Section 409A”).

(f) “Transition Period” shall mean the one-year period commencing on the date of the First Event and ending on the first anniversary of the First Event; provided that if a Good Reason event occurs during such one-year period, the Transition Period shall be extended such that it ends 180 days after such Good Reason event.

5.     Successors and Assigns.

(a) This Agreement shall be binding upon and inure to the benefit of the successors, legal representatives and assigns of the parties hereto; provided, however, that the Executive shall not have any right to assign, pledge or otherwise dispose of or transfer any interest in this Agreement or any payments hereunder, whether directly or indirectly or in whole or in part, without the written consent of the Company or its successor. Notwithstanding the foregoing, if Executive should die while any payment, benefit or entitlement is due to Executive hereunder, such payment, benefit or entitlement shall be paid or provided to Executive’s designated beneficiary or, if there is no designated beneficiary, to Executive’s estate.

(b) The Company will require any successor (whether direct or indirect, by purchase of a majority of the outstanding voting stock of the Company or all or substantially all of the assets of the Company, or by merger, consolidation or otherwise), by agreement in form and substance satisfactory to Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession (other than in the case of a merger or consolidation) shall be a breach of this Agreement. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that is required to execute and deliver the agreement as provided for in this Section 5(b) or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

6.     Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota.

7.     Notices. All notices, requests and demands given to or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage pre-paid, addressed to the last known residence address of Executive or in the case of the Company, to its principal executive office to the attention of each of the then directors of the Company with a copy to its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8.     Remedies and Claim Process. If Executive disputes any determination made by the Company regarding Executive’s eligibility for any benefits under this Agreement, the amount or terms of payment of any benefits under this Agreement, or the Company’s application of any provision of this Agreement, then Executive shall, before pursuing any other remedies that may be available to Executive, seek to resolve such dispute by submitting a written claim notice to the Company. The notice by Executive shall explain the specific reasons for Executive’s claim and basis therefore. The Board of Directors shall review such claim and the Company will notify Executive in writing of its response within 60 days of the date on which Executive’s notice of claim was given. The notice responding to Executive’s claim will explain the specific reasons for the decision. Executive shall submit a written claim hereunder before pursuing any other process for resolution of such claim. This Section 8 does not otherwise affect any rights that Executive or the Company may have in law or equity to seek any right or benefit under this Agreement.

9.     Severability; Survivability. In the event that any portion of this Agreement is held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect. The provisions of this Agreement shall survive any expiration of the Term or any termination of Executive’s employment with the Company to the extent necessary to preserve or implement the intentions of the parties hereunder.

10.     Integration. In the event that any payment or benefit becomes payable to Executive pursuant to Section 2 of this Agreement, then Executive shall not be entitled to receive a comparable payment or benefit under the Employment Agreement so as to prevent any duplication of payments or benefits under this Agreement and the Employment Agreement. In addition, the acceleration of stock options and lapsing of forfeiture provisions of restricted stock units or other equity awards provided pursuant to Section 2(a)(iv) of this Agreement shall not be subject to the provisions of Article 13 of the Company’s 1992 Long-Term Incentive Plan (or similar successor provision or plan).

11.     Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties in the case of any modification and by the party against whom the waiver or discharge is being enforced in the case of any waiver or discharge. No waiver by either party hereto at any time of any breach by the other party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior to similar time.

12.     Term. Subject to Section 9 of this Agreement, the Term of this Agreement shall commence on the date of this Agreement and shall terminate, and the Term of this Agreement shall end, on the later of (A) December 31, 2016, provided that such period shall be automatically extended for one year and from year to year thereafter until notice of termination is given that such Term shall not be extended by the Company or Executive to the other party hereto at least 180 days prior to December 31, 2016 or the one-year extension period then in effect, as the case may be, or (B) if the First Event occurs on or prior to December 31, 2016 (or prior to the end of the extension year then in effect as provided for in clause (A) hereof), the later of the first anniversary of the First Event or the last day of the Transition Period.

13.     Section 409A. The parties hereto intend that all payments and benefits to be made or provided to Executive will be paid or provided in compliance with all applicable requirements of Section 409A, and the provisions of this Agreement shall be construed and administered in accordance with and to implement such intent. In furtherance of the foregoing, the provisions set forth below shall apply notwithstanding any other provision in this Agreement.

(a) All payments to be made to Executive hereunder, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A (after taking into account all exclusions applicable to such payments under Section 409A), shall be made no later, and shall not be made any earlier, than at the time or times specified herein or in any applicable plan for such payments to be made, except as otherwise permitted or required under Section 409A.

(b) The date of Executive’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as the date of Executive’s termination of employment for purposes of determining the time of payment of any amount that becomes payable to Executive related to Executive’s termination of employment and that is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A.

(c) To the extent any payment or delivery otherwise required to be made to Executive hereunder on account of Executive’s separation from service is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment and delivery under Section 409A, and if Executive is a “specified employee” under Section 409A at the time of Executive’s separation from service, then such payment and delivery shall not be made prior to the first business day after the earlier of (i) the expiration of six months from the date of Executive’s separation from service, or (ii) the date of Executive’s death (such first business day, the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid or delivered to Executive or, if Executive has died, to Executive’s estate, in a single payment or delivery (as applicable) all entitlements so delayed, and in the case of cash payments, in a single cash lump sum, an amount equal to aggregate amount of all payments delayed pursuant to the preceding sentence.

(d) In the case of any amounts payable to Executive under this Agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

(e) To the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits under any provision of this Agreement would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such reimbursements and benefits under Section 409A): (i) reimbursement of any such expense shall be made by the Company as soon as practicable after such expense has been incurred, but in any event no later than December 31st of the year following the year in which Executive incurs such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any calendar year; and (iii) Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

14.     Taxes. Executive acknowledges and agrees that the Company has made no assurances or representations to Executive regarding the tax treatment of any consideration provided for in this Agreement and that the Company has advised Executive to obtain Executive’s own personal tax advice. Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company or any tax liabilities for Executive that are the direct result of the Company failing to make payments or to provide other consideration hereunder in accordance with the terms of this Agreement, Executive shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Fair Isaac Corporation

By
Its

[Executive]

By

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